Exhibit 99.1

BioPharm Asia in Negotiations to Acquire Hubei Holley Zhengyuan Pharmaceutical Company Limited

NEW YORK & TONGHUA, China--(BUSINESS WIRE)--BioPharm Asia, Inc. (Ticker Symbol: BFAR.OB, the “Company”) announced today that it is negotiating to acquire a controlling interest in Hubei Holley Zhengyuan Pharmaceutical Company Limited ("HBHLZY").

HBHLZY, founded in November, 2004, is a wholesale distributor of pharmaceutical products, located at the CBD of Wuhan city, Hubei province.  HBHLZY’s facilities consist of packaging equipment and a logistical management system. HBHLZY sells 4580 types of products, from 652 suppliers in China and in particular, Hubei province.  HBHLZY also acts as a sales agent for over 2000 types of products, including products from Shenzhen SanJiu Pharmaceutical Co., Ltd. and Shenzhen Zhijun Pharmaceutical Co., Ltd.

About BioPharm Asia, Inc.

BioPharm Asia, Inc. is engaged in the retail sale of medicinal and herbal products in China, complemented by vertically integrated supporting functions that include the cultivation of Chinese herbal medicines, pharmaceutical production and wholesale medicine distribution. Following several successful acquisitions, the Company is completing the integration of its distribution channels and expanding its trading business (conducted through its retail stores as well as its distribution activities) to include pharmaceutical manufacturing and the cultivation and sale of medicinal raw materials. The company has a plan to use the funds proceeds from sale of S&T and its subsidiary Silin to acquire HBHLZY. For more information, please visit http://www.biopharmasiainc.com.

Forward-looking statement: Except for certain historical information contained herein, the matters discussed in this news release contain forward-looking statements, including, but not limited to, statements relating to future acquisitions, expansion plans and growth in sales. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially from those implied herein due to a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors discussed in the company's most recent annual report and other filings with the U. S. Securities and Exchange Commission.

For more information, please contact
BioPharm Asia, Inc.
Xia Yang Hu,
011-86-435-5211804
Email: rodgerhu@biopharmasiaco.com